Exhibit 99.2

    MOLSON COORS ANNOUNCES RESULTS FOR MOLSON'S 3RD QUARTER OF FISCAL 2005

     MONTREAL, Feb. 9 /PRNewswire-FirstCall/ -- Molson Coors Brewing Company (NYSE: TAP; TSX) today announced Molson Inc. fiscal 2005 third quarter results for the three-month period ended December 31, 2004. All financial results are unaudited, denominated in Canadian dollars, and presented in accordance with Canadian generally accepted accounting principles (Canadian GAAP). Unaudited financial statements and Management's Discussion & Analysis are available on the Internet at www.molson.com.

     Molson Inc. Fiscal 2005 Third Quarter Highlights

      . Consolidated operating profit (EBIT) of $62.7 million compared to operating profit of $115.3 million in the previous fiscal year. Excluding items noted below (1), consolidated operating profit totaled $106.8 million and EBIT in Canada was $110.0 million, lower by 7.4% and 5.2%, respectively

      . Consolidated net earnings of $17.7 million, down from net earnings of $43.6 million a year earlier. Excluding items noted below (2), net earnings decreased to $51.9 million compared to $59.6 million

      . Consolidated net earnings per share of $0.14 compared to $0.34 in the previous year. Excluding items noted below (2), net earnings per share decreased from $0.47 per share to $0.41 per share

      .   Cash flow from operating activities increased 18.1% to $15.0 million

      .   Consolidated net sales revenue flat at $623.2 million with Canada up
          2.3%

      . Total Molson beer volume down 7.5%, Brazil volume down 11.1%, volume in Canada down 2.9%

      . Total market share in Canada down 1.1 share points to 41.8% for the quarter, with core brand share slipping 0.5 share points.

      (1) The fiscal 2005 provisions for rationalization charge of $36.1 million and merger related costs of 8.0 million, both before minority interest.

      (2) The fiscal 2005 after-tax charge for provisions for rationalization of $36.1 million, merger related costs of $5.3 million and minority interest of $7.2 million. The fiscal 2004 $16.0 million non-cash increase in future income tax liabilities.

Third Quarter Financial Performance

                                Sales From External Customers
                  -------------------------------------------------------
                  Three months   Three months   Nine months   Nine months
                     ended          ended          ended         ended
(Dollars in         Dec. 31,       Dec. 31,       Dec. 31,      Dec. 31,
 millions)            2004           2003           2004          2003
---------------   ------------   ------------   -----------   -----------
Canada                   634.4          620.4       2,112.3       2,116.1
Brazil                   220.9          240.8         532.7         568.0
United States             14.9           15.8          57.1          59.1
Consolidated             870.2          877.0       2,702.1       2,743.2

                                      Net Sales Revenue
                  -------------------------------------------------------
                  Three months   Three months   Nine months   Nine months
                     ended          ended          ended         ended
(Dollars in         Dec. 31,       Dec. 31,       Dec. 31,      Dec. 31,
 millions)            2004           2003           2004          2003
---------------   ------------   ------------   -----------   -----------
Canada                   493.1          482.0       1,652.3       1,643.9
Brazil                   117.5          128.1         271.7         307.1
United States             12.6           13.2          48.6          49.7
Consolidated             623.2          623.3       1,972.6       2,000.7

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                                                EBITDA
                       -------------------------------------------------------
                       Three months   Three months   Nine months   Nine months
                          ended          ended          ended         ended
(Dollars in              Dec. 31,       Dec. 31,       Dec. 31,      Dec. 31,
 millions)                 2004           2003           2004          2003
--------------------   ------------   ------------   -----------   -----------
Canada                        120.9          126.2         452.3         463.0
Brazil                          3.3            4.5         (38.4)         16.6
United States                  (1.1)          (1.0)         (3.4)         (2.7)
Totals before the
 following:                   123.1          129.7         410.5         476.9
Impairment charge                --             --        (210.0)           --
Merger related costs
 and provisions for
 rationalization              (44.1)            --         (63.5)        (36.3)
Consolidated                   79.0          129.7         137.0         440.6

                                                 EBIT
                       -------------------------------------------------------
                       Three months   Three months   Nine months   Nine months
                           ended         ended          ended         ended
(Dollars in              Dec. 31,       Dec. 31,      Dec. 31,      Dec. 31,
 millions)                 2004            2003          2004          2003
--------------------   ------------   ------------   -----------   -----------
Canada                        110.0          116.0         417.6         429.1
Brazil                         (2.0)           0.3         (55.2)          2.2
United States                  (1.2)          (1.0)         (3.5)         (2.8)
Totals before the
 following:                   106.8          115.3         358.9         428.5
Impairment charge                --             --        (210.0)           --
Merger related costs
 and provisions for
 rationalization              (44.1)            --         (63.5)        (36.3)
Consolidated                   62.7          115.3          85.4         392.2

     For the quarter ended December 31, 2004, net sales revenue was virtually flat at $623.2 million compared to $623.3 million for the same period last year reflecting lower net sales in Brazil mainly due to lower volumes, offset by higher net sales in Canada. Consolidated brewing volume decreased by 7.5% to
5.37 million hectolitres versus 5.82 million hectolitres for the same period last year with volume down by 2.9% and 11.1% in Canada and Brazil respectively.

     The Corporation recorded a consolidated operating profit of $62.7 million for the three months ended December 31, 2004, as a result of non-recurring charges that totaled $44.1 million, including the closure of the Queimados brewery in Brazil and Molson Coors merger costs. These charges excluded, the Corporation recorded a quarterly operating profit of $106.8 million.

     Net interest expense for the quarter was $23.6 million, which was $1.3 million higher than the prior year reflecting higher debt and obligations in Brazil partially offset by an overall decrease in average debt and related interest expense in Canada.

     The consolidated net earnings for the quarter were $17.7 million, down from net earnings of $43.6 million for the same period last year and net earnings per share were $0.14 versus net earnings per share of $0.34 in the previous year. Excluding the third quarter non-recurring items, net earnings were $51.9 million, and net earnings per share totaled $0.41 per share.

     Cash provided from operating activities remained relatively strong and totaled $15.0 million and was 18.1% higher than the corresponding quarter last year owing to improved working capital, partially offset by lower net earnings and increased pension funding.

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Third Quarter Operational Performance

Volume

                               Three months ended    Nine months ended
                                    December 31          December 31
                               ------------------   ------------------
                                  2004      2003       2004      2003
(Hectolitres in millions)      Estimated   Actual   Estimated   Actual
----------------------------   ---------   ------   ---------   ------
Industry volume in Canada(i)        5.31     5.33       17.30    17.34
Molson (Canada)                     2.22     2.29        7.32     7.64
Molson production for
 shipment to the
 United States                      0.36     0.39        1.28     1.38
Brazil                              2.79     3.14        6.89     7.55
Total Molson volume                 5.37     5.82       15.49    16.57

(i) Sources: Brewers of Canada, provincial liquor authorities and industry distribution companies.

     Canada
     Third quarter operating profit in Canada totaled $110.0 million, excluding the merger related costs of $8.0 million. The 5.2% decline in EBIT was attributable to increased selling and pension costs as well as the strengthening of the value segment in certain regional markets. Including non-recurring costs, EBIT totaled $102.0 million, down 12.1% compared to the corresponding period last year.

     Market Share (%)

                               Three months ended    Nine months ended
                                    December 31          December 31
                               ------------------   ------------------
                                  2004      2003       2004      2003
                               Estimated   Actual   Estimated   Actual
                               ---------   ------   ---------   ------
Including sales of imports:
  Canada                            41.8     42.9        42.3     44.1
    Quebec/Atlantic                 42.8     42.2        42.8     43.7
    Ontario/West                    41.2     43.3        42.0     44.3

(i) Sources: Brewers of Canada, provincial liquor authorities and industry distribution companies.

     Brazil
     Brazil's EBIT in the quarter was negatively impacted by higher sales centre costs, as well as lower volumes, but partially offset by lower marketing and other costs as a result of the timing of certain marketing and other programs.

     Total estimated Molson market share in Brazil was 9.7% for the three-month period ended December 31, 2004, compared to 12.1% for the same period last year, according to ACNielsen data.

     United States
     Overall, Molson's total and Canadian(R) trademark volumes in the United States for the quarter ended December 31, 2004, were down 5.6% and 11.8%, respectively, compared to the same period last year.

                         See www.molson.com for complete
      Unaudited Financial Statements and Management's Discussion & Analysis

     Molson Coors Brewing Company is the fifth-largest brewer in the world, with pro-forma combined annual volume of 60 million hectoliters and net sales of more than US$6 billion. Molson Coors has a leading market share in Canada and in the U.K., a growth profile in the U.S. and an emerging market opportunity in Brazil, as well as a portfolio of well-established brands including Molson Canadian, Coors Light and Carling. Founded by pioneering families and tracing its roots back to 1786, Molson Coors Brewing Company has 18 breweries and 15,000 employees worldwide.

     This press release contains forward-looking statements reflecting management's current expectations regarding future operating results, economic performance, financial condition and achievements of the Corporation. Forward-looking statements are subject to certain risks and uncertainties and actual results may differ materially. These risks and uncertainties are detailed in Molson filings with the appropriate securities commissions and include risks related to foreign exchange, commodity prices, tax matters, foreign investment and operations as well as contingent liabilities. The Corporation undertakes no obligation to update or revise any forward-looking statements publicly.

SOURCE  Molson Coors Brewing Company
     -0-                             02/09/2005
     /CONTACT: Media, Sylvia Morin, Senior Vice President, Corporate Affairs, +1-514-590-6345, or Investors and Analysts, Danielle Dagenais, Vice President, Investor Relations, +1-514-599-5392, both of Molson Coors Brewing Company/
     /Web site:  http://www.molson.com /
     (TAP TAP.)